                                               Filed Pursuant to Rule 424(b)(3)
                                               File No. 333-56385


                          300,000 Warrants to Purchase
                    1,560,000 Shares of Class A Common Stock
                        Iridium World Communications Ltd.

                      Supplement dated February 23, 1999 to
                        Prospectus dated August 14, 1998

The "Selling Holders" table on page 20 of the Prospectus dated August 14, 1998, is hereby amended by a total of 93,175 Warrants representing 484,509 shares of Class A Common Stock issuable upon conversion with the addition of the following Selling Holders:

                                                                 SECURITIES OWNED PRIOR
                                                                    TO THE OFFERING
                                                            --------------------------------
Selling Holders                                             Warrants    Class A Common Stock
---------------                                             --------    --------------------
Credit Suisse First Boston Corporation                        45,365           235,898
Smith Barney High Income Fund                                 10,475            54,470
Deephaven Market Neutral Trading Limited                       9,254            48,120
High Income Opportunity Fund                                   6,725            34,970
Smith Barney Diversified Strategic
Income Portfolio                                               5,000            26,000
Managed High Income Fund                                       4,125            21,450
Deephaven Market Neutral Trading LP                            3,966            20,623
Stark Trading                                                  3,230            16,796
Shepherd Investments International, Ltd.                       1,385             7,202
Highland Capital Management                                    1,000             5,200
Zenix Income Fund                                              1,000             5,200
Smith Barney/Travelers High Income Portfolio                     925             4,810
Smith Barney U.S.A. High Yield Fund                              400             2,080
Nippon Diversified Strategic Income Portfolio                    125               650
Global Horizons Diversified Fund                                 100               520
Greenwich Street Series:  Diversified Strategic
Income Fund                                                      100               520